EXHIBIT 99.1

Press Release

Contact: Catherine Mathis, The New York Times Company, 212-556-1981, mathicj@nytimes.com
         Kathy Park, The New York Times Company, 212-556-4059; parkk@nytimes.com Maurie Perl, Advance Publications, Inc., 212-286-5893;
         Maurie_Perl@condenast.com
         This press release can be downloaded from www.nytco.com

                           THE NEW YORK TIMES COMPANY
                     COMPLETES THE SALE OF GOLF PROPERTIES TO
                           ADVANCE PUBLICATIONS, INC.

NEW YORK, April 2, 2001 - The New York Times Company announced today the completion of the sale of its golf properties to Advance Publications, Inc. The properties included Golf Digest, Golf Digest Woman, Golf World, Golf World Business and GolfDigest.com.

Proceeds from the sale were approximately $435 million.

About Advance Publications, Inc.

Advance Publications, Inc. is a communications company that owns Conde Nast Publications, Parade Publications, Fairchild Publications, ACBJ Business Journals, and newspapers in more than 20 American cities; Advance Publications also has extensive interests in cable television, as well as in Internet sites that are related to its print publications.

About The New York Times Company

The New York Times Company (NYSE: NYT) is a diversified media company including newspapers, television and radio stations, and electronic information and publishing. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment. In 2000 the Company was ranked No. 1 in the publishing industry in Fortune's survey of the Global Most Admired Companies and was ranked first among all companies in the survey for the quality of its products and services.

The Company, which had 2000 revenues of $3.5 billion, publishes The New York Times, The Boston Globe and 15 other newspapers; operates eight network-affiliated television stations and owns two New York City radio stations. It also operates news, photo and graphics services as well as news and feature syndicates. A division of the Company, New York Times Digital, operates Internet properties such as NYTimes.com, Boston.com and newyorktoday.com. The Company holds interests in one newsprint mill, one supercalendered paper mill and the International Herald Tribune S.A.S.

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